Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Financial Results for Year and Fourth Quarter of Fiscal Year 2012

•     Revenues of $11.0 million in Fourth Quarter Fiscal Year 2012 – Increase over Prior Year Fourth Quarter

•     Solid Cash Position and Strong Cash Flow Trend Continues

•    $106.3 Million of Cash and Cash Equivalents and Investments at September 30, 2012

•    Net Income $10.0 Million, or $0.70 Per Diluted Share for Year Ended September 30, 2012

•    Annual $0.08 Dividend Accelerated to 2012

ENGLEWOOD CLIFFS, N.J., December 13, 2012 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a financial services consumer receivable asset management and liquidation company, today reported its results for the fiscal year and fourth quarter ended September 30, 2012. The Company reported total revenues of $11,022,000 in the fourth quarter of fiscal year 2012, an increase of 12.5% over the reported revenue of $9,798,000 in fourth quarter of fiscal year 2011. The Company reported $106.3 million in cash and cash equivalents, and investments at September 30, 2012.

Fiscal Year 2012

The Company reported net income of $10,037,000 for the fiscal year ended September 30, 2012, or $0.70 per diluted share, as compared to net income of $10,521,000, or $0.71 per diluted share, for the fiscal year ended September 30, 2011. Total revenues for the fiscal year ended September 30, 2012 were $44,502,000, an increase of 3.1% as compared to $43,167,000 for the fiscal year ended September 30, 2011.

Net cash collections from collection of receivables acquired for liquidation, including net cash collections represented by account sales, were $70,019,000 for the fiscal year ended September 30, 2012, as compared to $81,205,000 during fiscal year 2011, a 13.8% decrease from the prior year. Collections on the Great Seneca portfolio were $12.9 million during fiscal year 2012 as compared to $13.0 during the prior year. The carrying value of the Great Seneca portfolio was $65.4 million at September 30, 2012 as compared to $78.3 million at September 30, 2011.

Income from fully amortized portfolios (zero basis revenue) was $36.4 million for the fiscal year ended September 30, 2012, an increase of $2.1 million over the $34.3 million reported for the fiscal year ended September 30, 2011. The results of the fourth quarter of fiscal year 2011 included a one-time charge of $1.3 million for invoicing of previously unbilled collection costs from a third party servicer. The Company invested in portfolios with a face value of $6.0 million at a cost of $2.5 million during the fiscal year ended September 30, 2012 as compared to portfolio investments with a face value of $19.5 million at a cost of approximately $7.5 million during the fiscal year ended September 30, 2011. In addition, the Company had a net invested balance of $18.6 million in personal injury claims on September 30, 2012.

General and administrative expenses were $23,640,000 for the fiscal year ended September 30, 2012 as compared to $21,807,000 for the fiscal year ended September 30, 2011. General and administrative expenses were higher due primarily to the expenses related to inclusion of the personal injury unit Pegasus Funding, LLC during the fiscal year 2012.

Interest expense for the fiscal year ended September 30, 2012 was $2,539,000 as compared to $3,016,000 for fiscal year 2011, a 16% reduction, as the Company continues to pay down the non-recourse loan due to Bank of Montreal (“BMO”), which finances the Great Seneca portfolio. The related loan balance was $61.5 million at September 30, 2012 as compared to $71.6 million at September 30, 2011.

Impairment charges of $1,383,000 were recorded during fiscal year 2012 as compared to $721,000 of impairment charges recorded during fiscal year 2011.

Fourth Quarter Fiscal Year 2012

The Company reported net income $1,552,000, or $0.12 per diluted share, for the fourth quarter of fiscal year 2012, as compared to net income of $1,656,000, or $0.11 per share, for the same period in fiscal year 2011. The Company reported total revenues of $11,022,000 for the fourth quarter of fiscal year 2012, an increase of $1,224,000, 12.5 % over the $9,798,000 reported for the fourth quarter of fiscal year 2011. The results of the fourth quarter of fiscal year 2011 included a one-time charge against revenues of $1.3 million for invoicing of previously unbilled collection costs from a third party servicer. The Company invested $6.4 million in personal injury claims during the fourth quarter of fiscal year 2012.

Net cash collections of receivables acquired for liquidation, including net cash collections represented by account sales, were $15,861,000 for the fourth quarter of fiscal year 2012, as compared to $16,466,000 for the fourth quarter of fiscal year 2011, down 3.7% from the prior year. Net collections on the Great Seneca portfolio were $3.1 million in the fourth quarter of fiscal year 2012, an improvement over $2.6 million in the same prior year period.

Income from fully amortized portfolios (zero basis revenue) was $9.0 million for the fourth quarter ended September 30, 2012, compared to $7.4 for the comparable period in 2011. Included in zero basis revenue in the fourth quarter of fiscal year 2011 was the previously mentioned one time charge of $1.3 million.

General and administrative expenses for the fourth quarter of fiscal year 2012 were $7,148,000 as compared to $5,704,000 in the fourth quarter of fiscal year 2011, an increase of 25%. Expenses were higher in the fourth quarter of fiscal year 2012 as compared to fiscal year 2011 primarily due to the inclusion of Pegasus Funding, LLC, the personal injury unit.

An impairment charge of $650,000 was recorded in the fourth quarter of fiscal year 2012 as compared to $672,000 in the fourth quarter of fiscal year 2011.

Interest expense for the fourth quarter 2012 was $600,000, as compared to $687,000 for the comparable period in 2011, as the Company continues to pay down the non-recourse loan due BMO. In addition, the Company has benefited from a lower average interest rate during the fiscal year 2012.

Gary Stern, Chairman, President and CEO of the Company commented, “We are pleased by the results of fiscal year and fourth quarter of 2012, with continued strong liquidity and a solid balance sheet. Total revenues increased over 12% in the fourth quarter of fiscal year 2012 as compared to the same period of the prior year. Although the prior year fourth quarter results included a one-time charge of $1.3 million, zero basis income still did improve in the fourth quarter over the prior year. The performance in the core business in the fourth quarter improved as zero basis revenue increased $2.1 million to $36.4 million from $34.3 million. In addition, investment results and contributions from the personal injury unit, Pegasus Funding, LLC also contributed to the improvement in total revenues in the fourth quarter of fiscal year 2012.” Mr. Stern continued, “at September 30, 2012 our cash and cash equivalents and investments totaled $106.3 million as compared to $106.9 million at September 30, 2011. During the fiscal year 2012 we invested over $20 million in personal injury claims and repurchased over $16 million of Asta Funding, Inc. shares. As of today the total cash and cash equivalents and investments is over $107 million. Our strong balance sheet puts us in an excellent position for funding our investment opportunities without the immediate need for external financing. We are not abandoning our roots as we continue to review all of our investment options in the distressed receivables market; however, in this challenging pricing and collection environment we are continuing to explore other financing markets that we can effectively service and possesses the potential to provide attractive returns. In addition, I am announcing that the Board of Directors of Asta Funding, Inc. has approved the payment of the 2013 annual dividend totaling $0.08 per share, payable to shareholders of record on December 24, 2012 and payable on December 31, 2012. The special dividend reflects the confidence of the Board of Directors in the strong cash position and the Company’s solid balance sheet. The management team and Board of Directors would like to thank the shareholders for their continued support.”

A conference call to discuss the results of the fiscal year 2012 and the fourth quarter of fiscal year 2012 will be held on Thursday, December 13, 2012 at 4:00 PM, EST.

Toll-free dial-in number (U.S. and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Conference ID

80372660

Phone Replay:

Toll-Free #: (800) 585-8367

International Toll #: (404) 537-3406

Conference ID # 80372660

Recording will be available from: 12/13/2012 7:00 PM EST to 12/20/2012 11:59 PM EST

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Important Information about Forward-Looking Statements: All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30,2011 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

- Financial Tables Follow

Asta Funding, Inc.

Consolidated Statements of Operations

Unaudited

	Year Ended September 30,			Three Months Ended September 30,
	2012	2011		2012	2011
Revenues:
Finance income, net	$40,599,000	$42,610,000	*	$9,838,000	$9,544,000

Other income	3,903,000	557,000		1,184,000	254,000

	44,502,000	43,167,000		11,022,000	9,798,000

General and administrative expenses	23,640,000	21,807,000		7,148,000	5,704,000

Interest expense	2,539,000	3,016,000		600,000	687,000

Impairments of consumer receivables acquired for liquidation	1,383,000	721,000		650,000	672,000

	27,562,000	25,544,000		8,398,000	7,063,000

Income before income taxes	16,940,000	17,623,000		2,624,000	2,735,000

Income tax expense	6,872,000	7,102,000		1,107,000	1,079,000

Net income	10,068,000	10,521,000		1,517,000	1,656,000
Less: net income (loss) attributable to non-controlling interest	31,000	—		(35,000)	—

Net income attributable to Asta Funding, Inc.	$10,037,000	$10,521,000		$1,552,000	$1,656,000

Basic net income per share	$0.71	$0.72		$0.12	$0.11

Diluted net income per share	$0.70	$0.71		$0.12	$0.11

Weighted average shares outstanding:
Basic	14,136,405	14,626,973		13,007,788	14,633,409
Diluted	14,380,136	14,827,608		13,251,205	14,881,599

*	A previously circulated version of this press release contained an inadvertent typographical error. The Finance income, net for 2011 was incorrectly listed as $46,610,000 instead of $42,610,000.

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

Unaudited

	September 30,
	2012	2011
ASSETS
Cash and cash equivalents	$4,953,000	$84,347,000
Investments:
Available-for-sale	58,712,000	13,515,000
Certificates of deposit	42,682,000	9,060,000
Restricted cash	1,088,000	1,031,000
Consumer receivables acquired for liquidation (at net realizable value)	86,887,000	115,195,000
Other investments	18,596,000	—
Due from third party collection agencies and attorneys	2,042,000	2,084,000
Prepaid and income taxes receivable	2,057,000	3,369,000
Furniture and equipment (net of accumulated depreciation of $3,696,000 in 2012 and $3,316,000 in 2011)	821,000	563,000
Deferred income taxes	10,410,000	14,358,000
Other assets	4,916,000	4,529,000

Total assets	$233,164,000	$248,051,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non recourse debt	$61,463,000	$71,604,000
Other liabilities	2,920,000	3,167,000
Dividends payable	260,000	293,000
Income taxes payable	—	31,000

Total liabilities	64,643,000	75,095,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000; Issued — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares, issued and outstanding 14,778,956 shares in 2012 and 14,639,456 shares in 2011	148,000	146,000
Additional paid-in capital	77,024,000	74,793,000
Retained earnings	107,303,000	98,377,000
Accumulated other comprehensive income (loss), net of income taxes	241,000	(290,000)
Treasury stock (at cost), 1,772,038 shares in 2012 and 8,900 shares in 2011	(16,226,000)	(70,000)

Total stockholders’ equity	168,490,000	172,956,000
Non-controlling interest	31,000	—

Total equity	168,521,000	172,956,000

Total liabilities and stockholders’ equity	$233,164,000	$248,051,000